Exhibit 99.1 PRESS RELEASE

CORPORATE UPDATE FOR STERLING'S PHOSPHATE PROJECT IN CHINA

VANCOUVER, BRITISH COLUMBIA, November 5, 2012 /PRNewswire

Sterling Group Ventures, Inc. (the "Company") (OTCQB: SGGV) (FRANKFURT: GD7) is pleased to update its progress with respect to its Gaoping Phosphate Project located in Chenxi County, Hunan Province, China (the "Project").

A 10 KV Power line with electrical capacity of 515 KVA is now tied in to the Project. The transformer and control cabinet have been installed. The Agriculture Power Supply Center of Chenxi County checked and reviewed the electrical supply on June 16, 2012. A power supply agreement was signed between Sterling's wholly-owned subsidiary, Chenxi County Hongyu Mining Co. ("Hongyu") and the Agriculture Power Supply Center of Chenxi County on July 25, 2012. The explosive magazine has been completed. The explosive operation permit was issued to Hongyu on July 19, 2012. As a result, Hongyu no longer relies on an outside explosives contractor with respect to the development, and can now itself purchase explosives for the excavation and development of the Project.

An onsite office and accommodation for workers and mining management are now complete and Hongyu's management is currently working onsite. The water supply for the mining operation and living quarters is connected to the site. Since late August, Hongyu has started driving in the No. 2 adit. So far it has been developed for a length of 148 meters. This adit will intercept the ore body. The No. 1 adit has been developed for a length of 30 meters. When both adits are completed, Hongyu will apply for a formal safety permit.

The operations will ramp up slowly to the anticipated initial goal of 50,000 tonnes per year. Upon reaching this level of production a new phase of expanded production will be considered and if appropriate undertaken.

Hongyu has also expanded its business license to include the production, marketing, and sale of organic fertilizers and complex fertilizers in China.

The Project is an easy to mine sedimentary deposit occuring in the Jinjiadong Formation of Upper Sinian. Based on the preliminary plan, the development method will be an adit or adits driven to the ore body to provide access and raises will be used to develop the ore. The room and pillar mining method will be used with the mine divided into sections. The run of mine ore is marketable and will be shipped to the railhead by trucks.

This release has been reviewed and approved by Norman L. Tribe, P. Eng., a qualified person pursuant to National Instrument 43-101.

STERLING GROUP VENTURES, INC.

/s/Raoul Tsakok, Chairman & CEO

For further information, please contact:
Raoul Tsakok, Chairman , Richard Shao, PhD, President or Robert Smiley, JD, Director
Phone: (604) 689-4407 Fax: (604) 408-8515
Email: info@sterlinggroupventures.com

Any forward-looking statement in this press release is made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, economic and political factors, product prices and changes in international and local markets, as well as the inherent risks of the mining related business. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Cautionary Note to U. S. Investors Concerning Estimates of Measure, Indicated, and Inferred Resources and Reserves. Statements regarding resources and reserves have been based on audits conducted under Chinese methods of calculation which the SEC guidelines strictly prohibit in its filings.